Exhibit 99.1

Pixelworks Reports Second Quarter 2016 Financial Results

SAN JOSE, Calif., July 28, 2016 -- Pixelworks, Inc. (NASDAQ: PXLW), an innovative provider of video display processing technology, today announced financial results for the second quarter ended June 30, 2016.

Second Quarter Highlights

•	Revenue increased 12% sequentially to $12.6 million;

•	ASUS ZenPad Z8 launched by tier-one North American carrier incorporates Iris video display processor;

•	Iris incorporated into first-ever smartphone with launch of ASUS ZenFone 3 Ultra; and

•	David Sabo joined Pixelworks in June as Senior Vice President, Business Development and IP Licensing.

For the second quarter of 2016, revenue was $12.6 million, compared to $11.2 million in the prior quarter and $15.1 million in the second quarter of 2015. Revenue during the second quarter reflected the expected sequential increase in the sale of chips sold into both the digital projection and mobile markets.

On a GAAP basis, gross profit margin in the second quarter of 2016 was 51.0%, compared to 32.2% in the first quarter of 2016 and 48.0% in the second quarter of 2015. Second quarter 2016 GAAP operating expenses were $7.8 million, compared to $12.1 million in the previous quarter and $9.7 million in the second quarter of 2015.

For the second quarter of 2016, the Company recorded a GAAP net loss of $1.6 million, or $0.06 per share, compared to a GAAP net loss of $8.6 million, or $0.31 per share, in the first quarter of 2016, which included $4.3 million, or $0.15 per share, in charges related to the Company’s announced restructuring. GAAP net loss was $2.8 million, or $0.12 per share, in the second quarter of 2015.

On a non-GAAP basis, gross profit margin in the second quarter of 2016 was 51.6%, compared to 48.0% in the first quarter of 2016 and 48.3% in the second quarter of 2015. Second quarter 2016 gross margin was higher compared to the prior periods primarily due to a more favorable product mix specific to revenue generated in the digital projection market. Second quarter 2016 operating expenses on a non-GAAP basis were $7.0 million, compared to $9.2 million in the previous quarter and $8.8 million in the second quarter of 2015. Lower operating expenses compared to the prior periods reflected the net benefit of the Company’s announced restructuring.

For the second quarter of 2016, the Company recorded a non-GAAP net loss of $756,000, or $0.03 per share, compared to a non-GAAP net loss of $4.0 million, or $0.14 per share, in the first quarter of 2016 and non-GAAP net loss of $1.9 million, or $0.08 per share, in the second quarter of 2015. Adjusted EBITDA in the second quarter of 2016 was a positive $0.3 million, compared to a negative $2.9 million in the previous quarter and a negative $0.5 million in the second quarter of 2015.

“Our second quarter results exceeded expectations across all metrics, reflecting the team's strong execution as well as the benefits of our recent restructuring and cost reduction efforts,” stated Todd DeBonis, president and CEO of Pixelworks. “We also made significant forward progress on our mobile initiative during the quarter, with the announcement of our first design win for both a smart phone, the ASUS ZenFone 3 Ultra, and a tier-one North American carrier launched tablet, the ZenPad Z8. Our renewed sales focus combined with the mobile market naturally moving in the direction of higher quality video is driving a decided increase in the amount of interest and opportunities for Pixelworks’ technology.”

Business Outlook for the Third Quarter of 2016

The Company’s expectations for the third quarter of 2016 include:

•	Revenue to be between $13 million and $14 million;

•	Gross profit margin of approximately 48% to 50% on both a GAAP basis and non-GAAP basis; and

•
Operating expenses of $8 million to $9 million on a GAAP basis and $7 million to $8 million on a non-GAAP basis. The difference in estimated operating expenses on a GAAP basis, versus a non-GAAP basis, is stock-based compensation expense, of which a range between $0.5 million to $1.0 million is included on a GAAP basis. Stock-based compensation expense is excluded from the calculation of estimated operating expenses on a non-GAAP basis.

Conference Call Information
Pixelworks will host a conference call today at 2:00 p.m. Pacific Time, which can be accessed by calling 877-359-9508 and using passcode 47925364. A Web broadcast of the call can be accessed by visiting the Company's investor page at www.pixelworks.com. For those unable to listen to the live Web broadcast, it will be archived for approximately 30 days. A replay of the conference call will also be available through Thursday, August 4, 2016, and can be accessed by calling 855-859-2056 and using passcode 47925364.

About Pixelworks, Inc.
Pixelworks creates, develops and markets video display processing technology for digital video applications that demand the very highest quality images. At design centers around the world, Pixelworks engineers constantly push video performance to keep manufacturers of consumer electronics and professional displays worldwide on the leading edge. The Company is headquartered in San Jose, CA.

For more information, please visit the Company’s Web site at www.pixelworks.com.

Note: Pixelworks and the Pixelworks logo are registered trademarks of Pixelworks, Inc.

Non-GAAP Financial Measures
This earnings release makes reference to non-GAAP gross profit margins, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per share, which excludes restructuring charges and stock-based compensation expense, which are both required under GAAP. The press release also reconciles GAAP net loss and adjusted EBITDA, which Pixelworks defines as GAAP net loss before interest expense and other, net, income tax provision, depreciation and amortization, as well as the specific items listed above. The Company believes these non-GAAP measures provide a meaningful perspective on the Company's core operating results and underlying cash flow dynamics, but cautions investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. A reconciliation between GAAP and non-GAAP financial measures is included in this earnings release which is available in the investor relations section of the Company's website.
Safe Harbor Statement
This release contains forward-looking statements, including, without limitation, statements with respect to the Company’s growth opportunities, product shipments, product demand, customer engagements, and the Company’s potential and position for the future, statements made by Mr. DeBonis about our mobile initiative and the mobile market, and statements with respect to the business outlook for the third quarter of 2016, including revenue, gross margin and operating expenses, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of terms such as “begin,” “continue,” “will,” “believe,” “expect” and similar terms or the negative of such terms. All statements other than statements of historical fact are forward-looking statements for purposes of this release, including any projections of revenue or other financial items or any statements regarding the plans and objectives of management for future operations. Such statements are based on management's current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from those contained in forward looking statements due to many factors, including, without limitation: our ability to deliver new products in a timely fashion; our new product yield rates; changes in estimated product costs; product mix; supply of products from third-party foundries; failure or difficulty in achieving design wins; timely customer transition to new product designs; competitive factors, such as rival chip architectures, introduction or traction by competing designs, or pricing pressures; risks related to licensing our intellectual property; the success of our products in expanded markets; current global economic challenges; levels of inventory at distributors and customers; changes in the digital display and projection markets; changes in customer ordering patterns or lead times; seasonality in the consumer electronics market; our efforts to achieve profitability from operations; insufficient, excess or obsolete inventory and variations in inventory valuation; the outcome of any litigation related to our intellectual property rights; our limited financial resources and our ability to attract and retain key personnel; and risks related to our restructuring plan, including whether the expected amount of the costs associated with the restructuring program will differ from or exceed the Company's forecasts and whether the Company will be able to realize the full amount of estimated savings from the restructuring program or in the timeframe expected. More information regarding potential factors that could affect the Company's financial results and could cause actual results to differ materially is included from time to time in the Company's Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2015 as well as subsequent SEC filings.
The forward-looking statements contained in this release speak as of the date of this release, and we do not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.
- Financial Tables Follow -

PIXELWORKS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Revenue, net	$12,580	$11,167	$15,078	$23,747	$29,470
Cost of revenue (1)	6,165	7,575	7,844	13,740	15,269
Gross profit	6,415	3,592	7,234	10,007	14,201
Operating expenses:
Research and development (2)	4,504	5,675	6,105	10,179	12,423
Selling, general and administrative (3)	3,180	3,865	3,584	7,045	7,471
Restructuring	67	2,538	—	2,605	—
Total operating expenses	7,751	12,078	9,689	19,829	19,894
Loss from operations	(1,336)	(8,486)	(2,455)	(9,822)	(5,693)
Interest expense and other, net	(107)	(99)	(105)	(206)	(212)
Loss before income taxes	(1,443)	(8,585)	(2,560)	(10,028)	(5,905)
Provision for income taxes	117	57	236	174	255
Net loss	$(1,560)	$(8,642)	$(2,796)	$(10,202)	$(6,160)
Net loss per share - basic and diluted	$(0.06)	$(0.31)	$(0.12)	$(0.36)	$(0.26)
Weighted average shares outstanding - basic and diluted	28,167	27,936	23,539	28,051	23,434
——————
(1) Includes:
Stock-based compensation	$46	$44	$42	$90	$95
Restructuring	27	1,723	—	1,750	—
(2) Includes stock-based compensation	392	429	429	821	918
(3) Includes stock-based compensation	268	(107)	422	161	958

PIXELWORKS, INC. RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL INFORMATION * (In thousands, except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Reconciliation of GAAP and non-GAAP gross profit
GAAP gross profit	$6,415	$3,592	$7,234	$10,007	$14,201
Stock-based compensation	46	44	42	90	95
Restructuring	27	1,723	—	1,750	—
Total reconciling items included in cost of revenue	73	1,767	42	1,840	95
Non-GAAP gross profit	$6,488	$5,359	$7,276	$11,847	$14,296
Non-GAAP gross profit margin	51.6%	48.0%	48.3%	49.9%	48.5%
Reconciliation of GAAP and non-GAAP operating expenses
GAAP operating expenses	$7,751	$12,078	$9,689	$19,829	$19,894
Reconciling item included in research and development:
Stock-based compensation	392	429	429	821	918
Reconciling item included in selling, general and administrative:
Stock-based compensation	268	(107)	422	161	958
Restructuring	67	2,538	—	2,605	—
Total reconciling items included in operating expenses	727	2,860	851	3,587	1,876
Non-GAAP operating expenses	$7,024	$9,218	$8,838	$16,242	$18,018
Reconciliation of GAAP and non-GAAP net loss
GAAP net loss	$(1,560)	$(8,642)	$(2,796)	$(10,202)	$(6,160)
Reconciling items included in cost of revenue	73	1,767	42	1,840	95
Reconciling items included in operating expenses	727	2,860	851	3,587	1,876
Tax effect of non-GAAP adjustments	4	(2)	(46)	2	(66)
Non-GAAP net loss	$(756)	$(4,017)	$(1,949)	$(4,773)	$(4,255)
Non-GAAP net loss per share - basic and diluted	$(0.03)	$(0.14)	$(0.08)	$(0.17)	$(0.18)
Non-GAAP weighted average shares outstanding - basic and diluted	28,167	27,936	23,539	28,051	23,434

* Our non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per share differs from GAAP gross profit, GAAP operating expenses, GAAP net loss and GAAP net loss per share due to the exclusion of restructuring expenses and stock-based compensation expense. Pixelworks' management believes the presentation of non-GAAP gross profit, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per share provides useful information to investors regarding Pixelworks' results of operations by allowing investors to better evaluate underlying cash flow dynamics. Pixelworks' management also uses each of these non-GAAP measures internally to better evaluate underlying cash flow dynamics. Pixelworks, however, cautions investors to consider these non-GAAP financial measures in addition to, and not as a substitute for, our GAAP financial measures.

PIXELWORKS, INC. RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL INFORMATION * (In thousands) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Reconciliation of GAAP net loss and adjusted EBITDA
GAAP net loss	$(1,560)	$(8,642)	$(2,796)	$(10,202)	$(6,160)
Stock-based compensation	706	366	893	1,072	1,971
Restructuring	94	4,261	—	4,355	—
Tax effect of non-GAAP adjustments	4	(2)	(46)	2	(66)
Non-GAAP net loss	$(756)	$(4,017)	$(1,949)	$(4,773)	$(4,255)
EBITDA adjustments:
Depreciation and amortization	$832	$990	$1,041	$1,822	$2,139
Interest expense and other, net	107	99	105	206	212
Non-GAAP provision for income taxes	113	59	282	172	321
Adjusted EBITDA	$296	$(2,869)	$(521)	$(2,573)	$(1,583)

* Adjusted EBITDA differs from GAAP net loss due to the exclusion of restructuring expenses, stock-based compensation expense, interest expense and other, net, income tax provision and depreciation and amortization. Pixelworks' management believes the presentation of adjusted EBITDA provides useful information to investors regarding Pixelworks' results of operations by allowing investors to better evaluate underlying cash flow dynamics and core operating results and are used by Pixelworks' management for these purposes. Pixelworks, however, cautions investors to consider these non-GAAP financial measures in addition to, and not as a substitute for, our GAAP financial measures.

PIXELWORKS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$17,750	$26,591
Accounts receivable, net	3,846	5,988
Inventories	3,345	3,266
Prepaid expenses and other current assets	730	644
Total current assets	25,671	36,489
Property and equipment, net	4,927	6,543
Other assets, net	763	810
Total assets	$31,361	$43,842
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,836	$2,944
Accrued liabilities and current portion of long-term liabilities	8,475	8,528
Current portion of income taxes payable	199	221
Short-term line of credit	—	3,000
Total current liabilities	11,510	14,693
Long-term liabilities, net of current portion	565	831
Income taxes payable, net of current portion	1,860	1,942
Total liabilities	13,935	17,466
Shareholders’ equity	17,426	26,376
Total liabilities and shareholders’ equity	$31,361	$43,842

Contacts:
Investor Contact
Shelton Group
Brett Perry
P: +1-214-272-0070
E: bperry@sheltongroup.com

Company Contact
Pixelworks, Inc.
Steven Moore
P: +1-408-200-9221
E: smoore@pixelworks.com